Exhibit 99.1

BiomX Inc. to Become Tessera Defense and Homeland Security Inc.

Name change effective September 11, 2026; common stock to trade on the NYSE American under the new symbol “HLSQ”

NETANYA, Israel, September 1, 2026 – BiomX Inc. (NYSE American: PHGE) (the “Company”) today announced that it will change its corporate name to Tessera Defense and Homeland Security Inc., effective at 12:01 a.m., Eastern Time, on September 11, 2026. The Company’s common stock will trade on the NYSE American under the new ticker symbol “HLSQ.”

The new name completes the Company’s transformation into a defense and homeland security technology group, built through the acquisitions and investments it has made over the past year.

A tessera is a single tile in a mosaic. Alone it is a fragment; set alongside others, it becomes part of a complete picture. The name describes how the Company is assembled: individual technology companies, each substantial in its own right, brought together into one architecture for prediction, detection, analysis and response.

The effective date was chosen deliberately. September 11 is the date that changed how the world understands security, and the day that gave the term homeland security its modern meaning. In adopting the name on that date, the Company honors the memory of those who were lost in 2001 and the first responders who went toward the danger, and dedicates itself to the work their loss demanded: seeing threats early, understanding them quickly, and helping those who must act on them.

“We did not choose this date lightly, and we do not take it lightly,” said Michael Oster, Chief Executive Officer of BiomX. “Twenty-five years ago, the failure was not one of courage. It was a failure to connect what was already known. Everything we are building is aimed at that gap: technologies that predict, detect, make sense of what they detect, and recommend a response. Tessera is the right name for that work, because no single piece of it matters on its own. What matters is the picture they make together.”

The Company’s portfolio today includes Dr. Frucht Systems Ltd., which develops threat detection technology; Zorro Net Ltd., which provides AI-powered prediction, analysis, validation, coordination and response recommendation or initiation, and whose systems are deployed with defense and critical infrastructure customers in Israel, including under a framework agreement with Israel Railways; and a minority interest in, and an option to acquire, M.E.A. Testing Systems Ltd. (Motomea), which specializes in electric motor testing and validation for unmanned and autonomous systems.

What the Name Change Means for Stockholders

The name change does not affect the rights of the Company’s stockholders. No action is required by stockholders, and no exchange of book-entry positions or stock certificates is necessary. The Company’s common stock will be identified by CUSIP number 09090D 608. The Company’s common stock will continue to trade under the symbol “PHGE” until the effective time of the name change.

As previously announced on August 28, 2026, the Company will effect a one-for-ten reverse stock split of its common stock, which is expected to become effective at 12:01 a.m., Eastern Time, on September 9, 2026, with the common stock beginning to trade on a split-adjusted basis when the market opens on that date. The reverse stock split and the name change are separate corporate actions.

About the Company

BiomX Inc., to be renamed Tessera Defense and Homeland Security Inc., is a technology group focused on defense and homeland security. Through its subsidiaries and investments, the Company develops and deploys threat detection, AI-powered analysis and related technologies for defense, security and critical infrastructure customers. The Company’s common stock is listed on the NYSE American.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and effectiveness of the name change, the change of the Company’s ticker symbol, the reverse stock split, and the Company’s strategy and portfolio. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, including the risk that the name change or the reverse stock split does not become effective when anticipated, and those risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Actual results may differ materially from those expressed or implied. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Media Contact: Yair Ohayon, Yairo@biomx.com